EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      We consent to the use in the Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 for Morgan Stanley Charter Graham L.P., Post Effective Amendment No. 2 to the Registration Statement on Form S-1 for Morgan Stanley Charter Millburn L.P., Post Effective Amendment No. 2 to the Registration Statement on Form S-1 for Morgan Stanley Charter MSFCM L.P., and Post Effective Amendment No. 2 to the Registration Statement on Form S-1 for Morgan Stanley Charter Campbell L.P., (collectively, the “Partnerships”) of our report dated March 11, 2005, relating to the Partnerships’ statements of financial condition, including the schedules of investments, as of December 31, 2004 and 2003, and the related statements of operations, changes in partners’ capital, and cash flows for each of the three years in the period ended December 31, 2004 for Morgan Stanley Charter Graham L.P., Morgan Stanley Charter Millburn L.P. and Morgan Stanley Charter MSFCM L.P. and for the year ended December 31, 2004 and 2003 and the period from October 1, 2002 (commencement of operations) to December 31, 2002, for Morgan Stanley Charter Campbell L.P. appearing in the preliminary prospectus dated March 31, 2005, which is a part of each Post Effective Amendment referenced above.

      We also consent to the use of our report dated February 7, 2005 relating to the statements of financial condition of Demeter Management Corporation as of November 30, 2004 and 2003 appearing in the preliminary prospectus dated March 31, 2005, which is part of Post Effective Amendment referenced above.

      We also consent to the reference to us under the heading “Experts” in the preliminary Prospectus dated March 31, 2005, appearing in each Post Effective Amendment referenced above.

New York, New York
March 31, 2005